EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 11, 2006, accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Pervasive Software Inc. on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Pervasive Software Inc. on Form S-8 (File No. 333-116957, File No. 333-104770, File No. 333-70604, File No. 333-57500, File No. 333-92707, File No. 333-67659 and File No. 333-37347).

/s/ Grant Thornton LLP

Dallas, Texas

September 11, 2006